Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

VIRGINIA FINANCIAL GROUP, INC. SATISFIES

REQUIREMENTS OF BSA/AML WRITTEN AGREEMENTS

WITH REGULATORS

Culpeper, VA-Virginia Financial Group, Inc. (NASDAQ: VFGI) today reported that Planters Bank & Trust Company and Virginia Heartland Bank, wholly owned subsidiaries, successfully resolved the deficiencies cited in March 2004 written agreements with the Federal Reserve Bank of Richmond concerning compliance with anti-money laundering policies and the requirements of the Bank Secrecy Act. Receipt of letters dated October 28, 2005 from the Federal Reserve Bank of Richmond formally communicated the termination of the Written Agreements.

O.R. Barham, Jr., President and CEO, commented, “We are quite pleased that this matter has been resolved, and I want to acknowledge the extraordinary efforts of those VFG employees who worked so diligently and methodically to bring this to a satisfactory conclusion. I also would like to thank the Federal Reserve Bank of Richmond for their cooperation and professionalism in working with us to accomplish this result. We are proud of the compliance program we have in place for anti-money laundering and all related requirements of the Bank Secrecy Act.”

ABOUT VFG

VFG is the holding company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank & Trust – in Culpeper; Virginia Heartland Bank – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The Company is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management service via its trust company affiliate. The organization maintains a network of thirty-five branches serving Central and Southwest Virginia. It also maintains five trust and investment service offices in its markets, and loan production offices located in Charlottesville and Lynchburg.

FORWARD LOOKING STATEMENTS

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes”, “expects”, “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. VFG wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect VFG’s actual results, causing actual results to differ materially from those in any forward looking statement. These factors include: (i) expected cost savings from VFG’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in VFG’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation (vi) changes may occur in general business conditions and (vii) changes may occur in the securities markets. Please refer to VFG’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.vfgi.net.